Exhibit 10.2

ESB BANK
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of the 20th day of November 2007, between ESB Bank (the “Bank”), a Pennsylvania chartered savings bank and a wholly owned subsidiary of ESB Financial Corporation (the “Corporation”), and Charlotte A. Zuschlag (the “Executive”).

WITNESSETH

WHEREAS, the Executive is currently employed as President and Chief Executive Officer of the Bank pursuant to an amended employment agreement between the Bank and the Executive entered into as of December 1, 2002 and which was further amended and restated as of November 21, 2006 (the “Prior Agreement”);

WHEREAS, the Executive is currently employed as President and Chief Executive Officer of the Corporation, a Pennsylvania corporation (the Corporation and the Bank are referred to together herein as the “Employers”), pursuant to an amended employment agreement entered into as of December 1, 2002, which was amended and restated as of November 21, 2006 and which is being further amended and restated as of the date hereof;

WHEREAS, the Bank desires to amend and restate the Prior Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as well as certain other changes;

WHEREAS, the Bank desires to assure itself of the continued availability of the Executive’s services as provided in this Agreement; and

WHEREAS, the Executive is willing to serve the Bank on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Bank and the Executive hereby agree as follows:

1.           Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)           Average Annual Compensation.  The Executive's “Average Annual Compensation” for purposes of this Agreement shall be deemed to mean the average level of compensation paid to the Executive by the Employers or any subsidiary thereof during the most recent five taxable years preceding the year in which the Date of Termination occurs and included in the Executive's gross income for tax purposes and any income earned and deferred by the Executive during such period pursuant to any plan or arrangement of the Employers.

(b)           Base Salary.  “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(c)           Cause. Termination of the Executive's employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(d)           Change in Control.  “Change in Control” shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(e)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)           Date of Termination.  “Date of Termination” shall mean (i) if the Executive's employment is terminated for Cause, the date on which the Notice of Termination is given, and (ii) if the Executive's employment is terminated for any other reason, the date specified in such Notice of Termination.

(g)           Disability.  “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(h)           Good Reason.  Termination by the Executive of the Executive's employment for “Good Reason” shall mean termination by the Executive based on the occurrence of any of the following events:

(i)           any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive’s base compensation, (B) a material diminution in the Executive’s authority, duties or responsibilities as prescribed in Section 2, or (C) any requirement that the Executive report to a corporate officer or employee of the Employers instead of reporting directly to the Boards of Directors of the Employers, or

(ii)           any material change in the geographic location at which the Executive must perform her services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive.  If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(i)           IRS.  IRS shall mean the Internal Revenue Service.

(j)           Notice of Termination.  Any purported termination of the Executive's employment by the Bank for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Bank's termination of Executive's employment for Cause, which shall be effective immediately, and (iv) is given in the manner specified in Section 10 hereof.

(k)           Retirement.  “Retirement” shall mean voluntary termination by the Executive in accordance with the Employers' retirement policies, including early retirement, generally applicable to their salaried employees.

2.           Term of Employment.

(a)           The Bank hereby employs the Executive as President and Chief Executive Officer and the Executive hereby accepts said employment and agrees to render such services to the Bank on the terms and conditions set forth in this Agreement.  The term of employment under this Agreement shall be until the three-year anniversary of December 1, 2007 and, upon approval of the Board of Directors of the Bank, shall extend for an additional year on December 1st of each subsequent calendar year such that at any time after December 1, 2008 the remaining term of this Agreement shall be from two to three years, absent notice of non-renewal as set forth below.  Prior to December 1, 2008 and each December 1st  thereafter, the Board of Directors of the Bank shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive's performance hereunder) an extension of the term of this Agreement, and the term shall continue to extend each year if the Board of Directors approves such extension unless the Executive gives written notice to the Employers of the Executive's election not to extend the term, with such written notice to be given not less than thirty (30) days prior to any such December 1st. If the Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such December 1st.  If any party gives timely notice that the term will not be extended as of December 1st of any year, then this Agreement shall terminate at the conclusion of its remaining term.  References herein to the term of this Agreement shall refer both to the initial term and successive terms.

(b)           During the term of this Agreement, the Executive shall perform such executive services for the Bank as may be consistent with her titles and from time to time assigned to her by the Bank's Board of Directors.

3.           Compensation and Benefits.

(a)           The Employers shall compensate and pay the Executive for her services during the term of this Agreement at a minimum base salary of $388,100 per year (“Base Salary”), which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive's express written consent.  In addition to her Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers.

(b)           During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with her then duties and responsibilities, as fixed by the Boards of Directors of the Employers.  The Bank shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Bank.  Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof.

(c)             During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers, which shall in no event be less than six weeks per annum.  The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

(d)           During the term of this Agreement, in keeping with past practices, the Employers shall continue to provide the Executive with the automobile she presently drives. The Employers shall be responsible and shall pay for all costs of insurance coverage, repairs, maintenance and other incidental expenses, including license, fuel and oil.  If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

(e)           In the event the Executive's employment is terminated by the Corporation due to the Executive’s Disability, Retirement or death, the Employers shall provide continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Employers for the Executive immediately prior to her termination.  The medical and dental coverage shall continue until the earlier of (a) the Executive’s death, except for coverage of any beneficiaries pursuant to Section 3(f) below, or (b) the date on which the Executive is entitled to receive benefits from a subsequent employer which are substantially similar to the medical and dental coverage provided by the Corporation.  The life and disability coverage shall cease upon the earlier of the expiration of the remaining term of this Agreement or the Executive’s death.  During the period that the Executive receives medical and dental coverage and/or life and disability coverage, the Executive shall pay the employee share of the costs of such coverages as if she was still an employee; provided that any insurance premiums payable by the Employers or any successors pursuant to this Section 3(e) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed  by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year; and provided further that if the participation of the Executive or other covered dependents in any group insurance plan is barred, the Employers shall either arrange to provide such persons with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employers as of the Date of Termination.

(f)           In the event of the Executive's death during the term of this Agreement, her spouse, estate, legal representative or named beneficiaries (as directed by the Executive in writing) shall be paid on a monthly basis the Executive's annual compensation from the Employers at the rate in effect at the time of the Executive's death for the remainder of the term of this Agreement, as well as the medical and dental benefits specified in Section 3(e) above to any dependents of the Executive who were covered by the Employers at the time of the Executive’s death.  In the event the Executive’s employment is terminated due to Disability during the term of this Agreement, the Executive shall be paid on a monthly basis (i) the Executive’s annual compensation from the Employers at the rate in effect at the time of termination due to Disability for the remainder of the term of this Agreement, as well as the benefits specified in Section 3(e) hereof, and (ii) upon the expiration of the term of this Agreement, two-thirds (66.67%) of the Executive’s Base Salary at the time of termination due to Disability until the Executive reaches the normal retirement age of 65; provided however, there shall be deducted from the amounts paid the Executive pursuant  to this Section 3(f), any amounts actually paid to the Executive pursuant to any disability insurance or similar plan or program which the Employers have instituted or may institute on behalf of the Executive or their employees for the purpose of compensating employees in the event of disability, the Social Security Act, the Workers Compensation or Occupational Disease Act, or any state disability benefit law; and provided further however, that such payments shall be delayed until the first business day of the month following the lapse of six months from the date of termination of employment if deemed necessary by the Employers to avoid the tax and interest penalties imposed by Section 409A of the Code.  If the payments are delayed pursuant to the last proviso clause in the preceding sentence, then the payments that would have been provided to the Executive in the absence of such six-month delay shall be paid to the Executive on the first business day of the month following the lapse of six months from the date of termination of employment.  Any insurance premiums payable by the Employers or any successors pursuant to this Section 3(f) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed  by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year; and provided further that if the participation of the Executive or other covered dependents in any group insurance plan is barred, the Employers shall either arrange to provide such persons with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employers as of the Date of Termination.

(g)           The Executive's compensation, benefits and expenses shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer.

4.           Expenses.  The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile expenses described in Section 3(d) hereof, traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers.  If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.  Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15 of the year immediately following the year in which such expenses were incurred.

5.           Termination.

(a)           The Bank shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate her employment hereunder for any reason.

(b)           In the event that (i) the Executive's employment is terminated by the Bank for Cause or (ii) the Executive terminates her employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)           In the event that the Executive's employment is terminated as a result of Disability, Retirement or the Executive's death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination, except as provided for in Sections 3(e) and 3(f) hereof.

(d)           In the event that (i) the Executive's employment is terminated by the Bank for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive for Good Reason, then the Bank shall, subject to the provisions of Section 6 hereof, if applicable,

(A)           pay to the Executive, in a lump sum as of the Date of Termination, a cash severance amount equal to three (3) times that portion of the Executive's Average Annual Compensation paid by the Bank,

(B)           maintain and provide for a period ending at the earlier of (i) thirty-six (36) months after the Date of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (B)), at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident insurance, and disability insurance offered by the Bank in which the Executive was participating immediately prior to the Date of Termination, with such coverage to be provided on the same terms as similar coverage is provided to other employees of the Employers; provided that any insurance premiums payable by the Employers or any successors pursuant to this Section 5(d)(B) shall be payable at such times and in such amounts (except that the Employers shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year.  If the participation of the Executive or other covered dependents in any group insurance plan is barred, the Employers shall either arrange to provide such persons with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employers as of the Date of Termination;

(C)           if the Executive is still receiving medical and dental coverage pursuant to Section 5(d)(B) above upon the expiration of thirty-six (36) months after the Date of Termination, maintain and provide medical and dental coverage for the Executive for a period ending at the earlier of (i) the Executive’s death or (ii) the date on which the Executive is entitled to receive benefits from a subsequent employer which are substantially similar to the medical and dental coverage provided by the Bank, provided that during the period that the Executive receives medical and dental coverage pursuant to this Section 5(d)(C), the Executive shall pay the employee share of the costs of such coverage as if she was still an employee, and provided further that any insurance premiums payable by the Employers or any successors pursuant to this Section 5(d)(C) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed  by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year.  If the participation of the Executive or other covered dependents in any group insurance plan is barred, the Employers shall either arrange to provide such persons with insurance benefits substantially similar to those which the Executive was entitled to receive under such group insurance plan or, if such coverage cannot be obtained, pay a lump sum cash equivalency amount within thirty (30) days following the Date of Termination based on the annualized rate of premiums being paid by the Employers as of the Date of Termination; and

(D)           pay to the Executive, in a lump sum within thirty (30) following the Date of Termination, a cash amount equal to the projected cost to the Employers of providing benefits to the Executive for a period of three years pursuant to any other employee benefit plans, programs or arrangements offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding retirement plans or stock compensation plans of the Employers), with the projected cost to the Employers to be based on the costs incurred for the calendar year immediately preceding the year in which the Date of Termination occurs and with any automobile-related costs to exclude any depreciation on Bank-owned automobiles.

6.           Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 5 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  If the payments and benefits under Section 5 are required to be reduced, the cash severance shall be reduced first, followed by a reduction in the fringe benefits.  The parties hereto agree that the payments and benefits payable pursuant to this Agreement to the Executive upon termination shall be limited to three times the Executive's Average Annual Compensation in accordance with Section 310 of the OTS Thrift Activities Handbook.  The determination of any reduction in the payments and benefits to be made pursuant to Section 5 shall be based upon the opinion of independent tax counsel selected by the Bank and paid by the Bank.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than thirty (30) days from the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 6 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 6, or a reduction in the payments and benefits specified in Section 5 below zero.

7.           Mitigation; Exclusivity of Benefits.

(a)           The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Sections 5(d)(B) and (C) above.

(b)           The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

8.           Withholding.  All payments required to be made by the Bank hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

9.           Assignability.  The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

10.           Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:	Secretary
ESB Bank
600 Lawrence Avenue
Ellwood City, Pennsylvania 16117

To the Corporation:	Secretary
ESB Financial Corporation
600 Lawrence Avenue
Ellwood City, Pennsylvania 16117

To the Executive:	Charlotte A. Zuschlag
At the address last appearing on
the personnel records of the Employers

11.           Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Bank may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

12.           Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the Commonwealth of Pennsylvania.

13.           Nature of Obligations.  Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

14.           Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

16.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.           Changes in Statutes or Regulations.  If any statutory or regulation provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

18.           Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and 12 C.F.R. Part 359.

19.           Entire Agreement.  This Agreement embodies the entire agreement between the Bank and the Executive with respect to the matters agreed to herein.  All prior agreements between the Bank and the Executive with respect to the matters agreed to herein, including without limitation the Agreement between the Employers and the Executive dated June 13, 1990 and the Agreements between the Bank and the Executive dated November 16, 1999, December 1, 2000, December 1, 2001, December 1, 2002 and November 21, 2006, are hereby superseded and shall have no force or effect.  Notwithstanding the foregoing, nothing contained in this Agreement shall affect the agreement of even date being entered into between the Corporation and the Executive.

IN WITNESS WHEREOF, this amended and restated Agreement has been executed as of the date first written above.

Attest:	ESB BANK

/s/ Frank D. Martz	By:	/s/ William B. Salsgiver
Frank D. Martz		William B. Salsgiver
Group Senior Vice President of Operations		Chairman of the Board of Directors
and Secretary

EXECUTIVE

	By:	/s/ Charlotte A. Zuschlag
Charlotte A. Zuschlag